Exhibit 99.1

FOR IMMEDIATE RELEASE

November 2, 2021

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Third Quarter 2021 Results and Reiterates Guidance Commentary

DALLAS, November 2, 2021 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the third quarter of 2021.

Highlights

•	Reported net income of $32.3 million, net cash provided by operating activities of $197.0 million, and adjusted EBITDA, net to EnLink, of $256.4 million for the third quarter of 2021, driven by strong producer activity and continued focus on operating efficiencies. Results were ahead of internal forecast, excluding temporary $4 million impact from Hurricane Ida during the quarter.
•	Taking into account the third quarter results, EnLink expects to report 2021 net income within the guidance range provided in June of $125 to $165 million. EnLink also expects to report 2021 adjusted EBITDA in the upper end of guidance provided in June of $1.02 billion to $1.06 billion.
•	Grew adjusted EBITDA 3.6% compared to the third quarter of 2020, after excluding the impact of minimum volume commitments (MVC) that expired in 2020.
•	Continued to focus on operating efficiencies leading to approximately flat operating and general and administrative expenses in the first nine months of 2021 compared to the same period in 2020, net of Project War Horse and Winter Storm Uri impacts. These results were achieved despite the inflationary environment facing the industry.
•	Experienced improving volume trends across EnLink's Permian, Oklahoma, and North Texas segments as producers continued to take advantage of the improved commodity price environment. Given the natural time lag between drilling a well and bringing volumes online, EnLink's visibility and outlook for the fourth quarter of 2021 and into 2022 continues to strengthen.
•	Delivered $80.5 million of free cash flow after distributions (FCFAD) for the third quarter of 2021, driven by strong operational results and timing of capex. On a trailing 12-month basis as of September 30, 2021, EnLink has generated nearly $340 million in total FCFAD.
•	Completed Project War Horse and announcing Project Phantom, the second plant relocation from Central Oklahoma to the Midland Basin, demonstrating continued success in executing our capital-light approach to meeting rising customer activity while maximizing efficiency across our asset footprint. Project Phantom will relocate EnLink's Thunderbird Plant, bringing 200 million cubic feet per day (MMcf/d) of processing capacity to the Midland Basin. The project is expected to be online in the fourth quarter of 2022 and represents cost savings of approximately 50% over illustrative new-build costs.
•	Exited the third quarter of 2021 with leverage at 4.1x as EnLink continues to de-lever and approach its near-term target of less than 4x.
•	Paid down $100 million of December 2021 term loan during the third quarter of 2021, leaving a very manageable $150 million to be paid in the fourth quarter.
•	Repurchased $12.5 million of common units during the third quarter.

•	Subsequent to the quarter, EnLink made meaningful progress on its emission goals to achieve a 30% reduction in our total carbon dioxide (CO2) equivalent emissions by 2030 (as compared to 2020 levels) and net zero greenhouse gas emissions by 2050 by entering into a 15-year agreement to sell CO2 from EnLink's Bridgeport plant to Continental Carbonic Products to be used in food-grade applications.

"EnLink delivered another great quarter and one that exceeded our internal forecast, excluding the temporary impact of Hurricane Ida," said Chairman and CEO Barry E. Davis. "With the supportive commodity price environment, the corresponding increase in producer activity in our key producing basins, and our team's relentless focus on execution and operational excellence, EnLink is delivering strong results this year and remains on pace to be in the upper end of our previously announced updated adjusted EBITDA guidance range. With the current industry backdrop, our outlook for 2022 and beyond continues to improve. We are excited about the future and will continue to work to deliver growth in a capital-light, returns-focused manner with capacity expansions like Project War Horse and now Project Phantom."

"I am also very excited about the work our team is doing in energy transition to provide solutions for other companies to reduce their carbon footprints, as well as to address our own emissions footprint. On that front, we are making meaningful progress towards our net zero goals and entered into a 15-year agreement to sell CO2 from our Bridgeport facility to Continental Carbonic Products for use in food-grade products. Our teams, including our new Carbon Solutions Group, are focused on identifying additional projects that create sustainable value for EnLink and our unitholders and help us achieve our vision for 'the future of midstream.'"

Adjusted EBITDA, segment cash flow, and free cash flow after distributions used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

Third Quarter 2021 Financial Results and Highlights

	Three Months Ended
$ millions, unless noted	September 30, 2021		June 30, 2021		September 30, 2020
Net income	32		9		39
Adjusted EBITDA, net to EnLink	256		258		262
Net cash provided by operating activities	197		176		244
Free cash flow after distributions	81		72		102
Total capex & plant relocation costs, net to EnLink	49		58		38
Debt to Adjusted EBITDA*	4.1	x	4.1	x	4.2	x
Outstanding common units**	487,957,616		488,622,133		489,746,802

*As calculated under EnLink's Revolver.

**Outstanding common units as of October 28, 2021, July 29, 2021, and October 29, 2020, respectively.

Third Quarter 2021 Segment Updates

Permian Basin:

•	Segment profit of $69.1 million for the third quarter of 2021 was 57% higher than the second quarter of 2021 and 47% higher than the third quarter of 2020. Segment profit included $8.8 million and $10.0 million of operating expenses related to Project War Horse in the third quarter of 2021 and second quarter of 2021, respectively. Segment profit also included unrealized derivative gains/(losses) of $10.2 million and $(7.9) million for the third quarter of 2021 and second quarter of 2021, respectively. Excluding War Horse operating expenses and unrealized derivative activity, segment profit in the third quarter of 2021 grew approximately 9% sequentially and 47% over the prior year quarter.

•	Segment cash flow totaled $43.3 million for the third quarter of 2021, marking the fifth consecutive quarter of positive segment cash flow.
•	Average natural gas gathering volumes for the third quarter of 2021 were approximately 8% higher as compared to the second quarter of 2021 and approximately 20% higher as compared to the third quarter of 2020. Average natural gas processing volumes for the third quarter of 2021 increased approximately 11% compared to the prior quarter and were 14% higher as compared to the third quarter of 2020.
•	Project War Horse successfully came online during the third quarter as expected, adding 80 MMcf/d of processing capacity to the Midland Basin. A capital-light capacity expansion for the War Horse processing plant is on pace to be completed during the fourth quarter of 2021, bringing total facility capacity to 95 MMcf/d.
•	Project Phantom, as discussed above, is a low-cost, high-return project to relocate an underutilized natural gas processing plant from Oklahoma to the Midland Basin. The relocation is expected to cost approximately $80 million - representing approximately 50% savings over illustrative new-build costs - and is expected to add approximately 200 MMcf/d of natural gas processing capacity. Similar to Project War Horse, it is estimated that $50 million of the total project cost will be allocated to operating expenses under GAAP. The relocation is expected to be completed during the fourth quarter of 2022 and is expected to achieve an EBITDA multiple under 4x.
•	Average crude gathering volumes increased by approximately 29% for the third quarter of 2021 as compared to the second quarter of 2021 due to timing of producer completion activity.

Louisiana:

•	Segment profit of $63.7 million for the third quarter of 2021 was 5% lower as compared to the second quarter of 2021 and approximately 3% lower as compared to the third quarter of 2020. Segment profit included unrealized derivative losses of $8.8 million and $2.7 million for the third quarter of 2021 and third quarter of 2020, respectively. The estimated impact of Hurricane Ida on segment profit was approximately $4 million, primarily from the delay in restarting industrial activity in the region. Excluding the impact of unrealized derivative activity and Hurricane Ida, segment profit in the third quarter of 2021 was approximately flat relative to the second quarter of 2021.
•	Segment cash flow for the third quarter of 2021 was $63.3 million, and Louisiana is expected to continue generating strong segment cash flow for the remainder of 2021, with the fourth quarter expected to continue as the seasonally strongest quarter.
•	Average natural gas transportation volumes for the third quarter of 2021 were approximately 6% lower as compared to the second quarter of 2021, and approximately 3% higher as compared to the third quarter of 2020.
•	NGL fractionation volumes for the third quarter of 2021 were approximately 9% lower as compared to the second quarter of 2021, and approximately 6% lower as compared to the third quarter of 2020, primarily as a result of impact of Hurricane Ida.
•	Average crude volumes handled in EnLink's Ohio River Valley operations for the third quarter of 2021 were higher by approximately 12% as compared to the third quarter of 2020 due to higher levels of activity in the region.

Oklahoma:

•	Segment profit of $87.1 million for the third quarter of 2021 was approximately 2% higher as compared to the second quarter of 2021.
•	Segment cash flow for the third quarter of 2021 was $76.8 million, and Oklahoma is expected to continue generating strong segment cash flow in the fourth quarter of 2021.
•	Average natural gas gathering volumes for the third quarter of 2021 were approximately 2% lower as compared to the second quarter of 2021. Average natural gas processing volumes for the third quarter of 2021 decreased by approximately 3% when compared to the second quarter of 2021.
•	Gathering and processing volumes for the third quarter of 2021 were 4% lower compared to the fourth quarter of 2020, as producer activity during the third quarter helped to moderate the decline in volumes.
•	The Devon and Dow Inc. joint venture continues to progress as expected under the joint venture's development plan, operating two rigs during the third quarter of 2021. First volumes came online during the third quarter of 2021 with a full quarter of contribution beginning in the fourth quarter of 2021.
•	As producer activity continues to improve in 2021, EnLink anticipates its gathering volumes to be approximately flat in 2022 as compared to 2021. It is anticipated that approximately half of the scheduled wells to be brought on line during 2021 will occur in the fourth quarter. In addition, we expect an increase in the number of wells brought on line in 2022.
•	Average crude gathering volumes during the third quarter of 2021 were approximately 16% lower as compared to the second quarter of 2021.

North Texas:

•	Segment profit of $60.0 million for the third quarter of 2021 increased by approximately 4% as compared to the second quarter of 2021.
•	Segment cash flow for the third quarter of 2021 was $56.7 million. North Texas is expected to generate strong segment cash flow in the fourth quarter of 2021.
•	Average natural gas gathering and transportation volumes for the third quarter of 2021 were approximately flat as compared to the second quarter of 2021. Average natural gas processing volumes for the third quarter of 2021 were flat when compared to the second quarter of 2021.

Bridgeport CO2 Project

EnLink has entered into an agreement with Continental Carbonic Products, a wholly owned subsidiary of Matheson Tri-Gas, and member of the Nippon Sanso Holdings Company group of companies, to capture and sell CO2 emitted from EnLink's Bridgeport plant in North Texas. The CO2 will be sold on a firm basis for 15 years and will be converted into food-grade products. This project is expected to be in service in early 2024. The project makes meaningful progress toward EnLink's goal of a 30% reduction in total CO2-equivalent emissions intensity by 2030, while being modestly profitable.

Third Quarter 2021 Earnings Call Details

EnLink will hold a conference call to discuss third quarter 2021 results on November 3, 2021, at 8 a.m. Central time (9 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to https://dpregister.com/sreg/10160263/ed51129e99 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors' page of EnLink's website at www.EnLink.com.

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, free cash flow after distributions, and segment cash flow.

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity swaps; costs associated with the relocation of processing facilities; accretion expense associated with asset retirement obligations; transaction costs; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth and maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (costs associated with the relocation of processing facilities); non-cash interest (income)/expense; (payments to terminate interest rate swaps); (current income taxes); and proceeds from the sale of equipment and land.

We define segment cash flow as segment profit less growth and maintenance capital expenditures, which are gross to EnLink prior to giving effect to the contributions by other entities related to the non-controlling interest share of our consolidated entities.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA and free cash flow after distributions are both used as metrics in our short-term incentive program for compensating employees.

Adjusted EBITDA, free cash flow after distributions, and segment cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Segment profit (loss) is defined as revenues, less cost of sales (exclusive of operating expenses and depreciation and amortization), less operating expenses. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2020, and, when available, “Item 1. Financial Statements - Note 13—Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, for further information about segment profit (loss).

The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect”, "continue," and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, expected financial and operations results associated with certain projects, acquisitions, or growth capital expenditures, future operational results of our customers, results in certain basins, future cost savings or operational initiatives, profitability, financial or leverage metrics, the impact of weather-related, events such as Winter Storm Uri on us and our financial results and operations, including the impact of any customer billing disputes and litigation arising out of Uri, future expectations regarding sustainability initiatives, our future capital structure and credit ratings, the impact of the COVID-19 pandemic on us and our financial results and operations, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) the impact of the ongoing coronavirus (COVID-19) pandemic including the impact of the emergence of any new variants of the virus on our business, financial condition, and results of operations, (b) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of our other unitholders, (c) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (d) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility and certain of our other debt, (e) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (f) developments that materially and adversely affect Devon or other customers, (g) adverse developments in the midstream business that may reduce our ability to make distributions, (h) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (i) decreases in the volumes that we gather, process, fractionate, or transport, (j) construction risks in our major development projects, (k) our ability to receive or renew required permits and other approvals, (l) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (m) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (n) changes in the availability and cost of capital, including as a result of a change in our credit rating, (o) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (p) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (q) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (r) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (s) impairments to goodwill, long-lived assets and equity method investments, and (t) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenues	$1,787.6	$928.5	$4,442.7	$2,829.5

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (1)(2)	1,400.8	549.5	3,390.6	1,702.5
Operating expenses	106.9	94.3	260.0	283.1
Depreciation and amortization	153.0	160.3	455.9	481.3
Impairments	—	—	—	354.5
(Gain) loss on disposition of assets	(0.4)	(1.8)	(0.7)	2.8
General and administrative	28.2	25.7	80.3	79.6
Total operating costs and expenses	1,688.5	828.0	4,186.1	2,903.8
Operating income (loss)	99.1	100.5	256.6	(74.3)
Other income (expense):
Interest expense, net of interest income	(60.1)	(55.5)	(180.1)	(166.3)
Gain on extinguishment of debt	—	—	—	32.0
Income (loss) from unconsolidated affiliates	(2.3)	(0.2)	(9.9)	0.8
Other income	—	0.4	0.1	0.4
Total other expense	(62.4)	(55.3)	(189.9)	(133.1)
Income (loss) before non-controlling interest and income taxes	36.7	45.2	66.7	(207.4)
Income tax benefit (expense)	(4.4)	(6.0)	(12.4)	16.0
Net income (loss)	32.3	39.2	54.3	(191.4)
Net income attributable to non-controlling interest	30.4	26.6	86.7	78.7
Net income (loss) attributable to ENLC	$1.9	$12.6	$(32.4)	$(270.1)
Net income (loss) attributable to ENLC per unit:
Basic common unit	$—	$0.03	$(0.07)	$(0.55)
Diluted common unit	$—	$0.03	$(0.07)	$(0.55)

Weighted average common units outstanding (basic and diluted)	488.6	489.7	489.6	489.2
Weighted average common units outstanding (diluted)	494.8	490.9	489.6	489.2

(1)	Includes related party cost of sales of $4.9 million and $2.0 million for the three months ended September 30, 2021 and 2020, respectively, and excludes all operating expenses as well as depreciation and amortization related to our operating segments of $150.8 million and $158.6 million for the three months ended September 30, 2021 and 2020, respectively.
(2)	Includes related party cost of sales of $11.7 million and $6.2 million for the nine months ended September 30, 2021 and 2020, respectively, and excludes all operating expenses as well as depreciation and amortization related to our operating segments of $449.9 million and $475.5 million for the nine months ended September 30, 2021 and 2020, respectively.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$32.3	$39.2	$54.3	$(191.4)
Interest expense, net of interest income	60.1	55.5	180.1	166.3
Depreciation and amortization	153.0	160.3	455.9	481.3
Impairments	—	—	—	354.5
(Income) loss from unconsolidated affiliates	2.3	0.2	9.9	(0.8)
Distributions from unconsolidated affiliates	0.1	—	3.8	2.0
(Gain) loss on disposition of assets	(0.4)	(1.8)	(0.7)	2.8
Gain on extinguishment of debt	—	—	—	(32.0)
Unit-based compensation	6.4	8.4	19.3	24.6
Income tax expense (benefit)	4.4	6.0	12.4	(16.0)
Unrealized loss on commodity swaps	1.2	2.2	32.9	8.0
Costs associated with the relocation of processing facilities (1)	8.8	—	26.6	—
Other (2)	(0.2)	(0.3)	(0.2)	(0.8)
Adjusted EBITDA before non-controlling interest	268.0	269.7	794.3	798.5
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(11.6)	(8.1)	(31.0)	(21.8)
Adjusted EBITDA, net to ENLC	$256.4	$261.6	$763.3	$776.7

(1)	Represents cost incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we completed in the third quarter of 2021 and is not part of our ongoing operations.
(2)	Includes accretion expense associated with asset retirement obligations; transaction costs, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s ("NGP")’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
2021	2020	2021	2020
Net cash provided by operating activities	$197.0	$244.2	$599.2	$561.0
Interest expense (1)	55.1	54.5	166.6	163.1
Utility credits, net of usage (2)	(5.6)	—	38.2	—
Payments to terminate interest rate swaps (3)	0.5	—	1.8	—
Accruals for settled commodity swap transactions	(2.1)	0.9	(4.6)	0.7
Distributions from unconsolidated affiliate investment in excess of earnings	0.1	(0.4)	3.8	0.4
Costs associated with the relocation of processing facilities (4)	8.8	—	26.6	—
Other (5)	(0.2)	0.4	2.4	1.1
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	167.6	46.5	276.8	(72.6)
Accounts payable, accrued product purchases, and other accrued liabilities	(153.2)	(76.4)	(316.5)	144.8
Adjusted EBITDA before non-controlling interest	268.0	269.7	794.3	798.5
Non-controlling interest share of adjusted EBITDA from joint ventures (6)	(11.6)	(8.1)	(31.0)	(21.8)
Adjusted EBITDA, net to ENLC	256.4	261.6	763.3	776.7
Growth capital expenditures, net to ENLC (7)	(33.2)	(32.6)	(89.1)	(165.9)
Maintenance capital expenditures, net to ENLC (7)	(6.9)	(5.0)	(19.1)	(20.9)
Interest expense, net of interest income	(60.1)	(55.5)	(180.1)	(166.3)
Distributions declared on common units	(46.6)	(46.4)	(140.0)	(139.3)
ENLK preferred unit accrued cash distributions (8)	(23.0)	(22.9)	(69.0)	(68.5)
Costs associated with the relocation of processing facilities (4)	(8.8)	—	(26.6)	—
Non-cash interest expense	2.7	—	7.3	—
Payments to terminate interest rate swaps (3)	(0.5)	—	(1.8)	—
Other (9)	0.5	2.9	1.3	3.1
Free cash flow after distributions	$80.5	$102.1	$246.2	$218.9

Actual declared distribution to common unitholders	$46.6	$46.4	$140.0	$139.3
Distribution coverage	3.63	x	3.83	x	3.58	x	3.73	x
Distributions declared per ENLC unit	$0.09375	$0.09375	$0.28125	$0.28125

(1)	Net of amortization of debt issuance costs, net discount of senior unsecured notes, and designated cash flow hedge, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. Due to Winter Storm Uri, we received credits from our utility providers based on market rates for our unused electricity. These utility credits are recorded as “Other current assets” or “Other assets, net” on our consolidated balance sheets depending on the timing of their expected usage, and amortized as we incur utility expenses.
(3)	Represents cash paid for the early termination of our interest rate swaps due to the partial repayment of the Term Loan in May 2021 and September 2021of $100.0 million and $100.0 million, respectively.
(4)	Represents cost incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we completed in the third quarter of 2021 and is not part of our ongoing operations.
(5)	Includes current income tax expense; transaction costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(6)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.
(7)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(8)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(9)	Includes current income tax expense and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

EnLink Midstream, LLC

Reconciliation of Segment Profit to Segment Cash Flow

(All amounts in millions)

(Unaudited)

	Permian	Louisiana	Oklahoma	North Texas
Three Months Ended September 30, 2021
Segment profit	$69.1	$63.7	$87.1	$60.0
Capital expenditures	(25.8)	(0.4)	(10.3)	(3.3)
Segment cash flow	$43.3	$63.3	$76.8	$56.7

Three Months Ended September 30, 2020
Segment profit	$46.9	$65.7	$105.8	$66.3
Capital expenditures	(28.5)	(8.5)	(2.6)	(3.0)
Segment cash flow	$18.4	$57.2	$103.2	$63.3

Nine Months Ended September 30, 2021
Segment profit	$155.9	$213.2	$228.2	$194.8
Capital expenditures	(78.6)	(5.4)	(17.1)	(7.6)
Segment cash flow	$77.3	$207.8	$211.1	$187.2

Nine Months Ended September 30, 2020
Segment profit	$123.9	$204.8	$306.4	$208.8
Capital expenditures	(161.4)	(39.3)	(14.1)	(10.7)
Segment cash flow	$(37.5)	$165.5	$292.3	$198.1

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,111,800	923,400	1,021,800	875,200
Processing (MMBtu/d)	1,062,800	929,900	966,500	895,800
Crude Oil Handling (Bbls/d)	157,500	99,100	129,400	115,000
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,013,900	1,961,100	2,101,000	1,959,600
Crude Oil Handling (Bbls/d)	17,600	15,700	16,000	16,300
NGL Fractionation (Gals/d)	7,050,500	7,462,600	7,295,100	7,665,700
Brine Disposal (Bbls/d)	3,300	1,100	2,500	1,400
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	996,900	1,113,900	983,700	1,142,800
Processing (MMBtu/d)	1,004,400	1,125,600	999,900	1,120,800
Crude Oil Handling (Bbls/d)	20,000	25,600	20,400	30,800
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,377,600	1,450,900	1,370,700	1,505,100
Processing (MMBtu/d)	627,900	669,000	626,700	679,800

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

2021 Outlook (1) Provided on Jun 3, 2021
Net income of EnLink Midstream, LLC (2)	$145.0
Interest expense, net of interest income	242.0
Depreciation and amortization	604.0
Income from unconsolidated affiliate investments	(2.0)
Distributions from unconsolidated affiliate investments	1.0
Unit-based compensation	31.0
Income taxes	30.0
Project War Horse (3)	25.0
Other (4)	(1.0)
Adjusted EBITDA before non-controlling interest	1075.0
Non-controlling interest share of adjusted EBITDA (5)	(35.0)
Adjusted EBITDA, net to EnLink Midstream, LLC	$1040.0

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2021. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.
(2)	Net income includes estimated net income attributable to (i) NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV, (ii) Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV., and (iii) other minor non-controlling interests.
(3)	Project War Horse includes operating expenses incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.
(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon's 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because the company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies' control. For the same reasons, EnLink is unable to address the probable significance of the unavailable information, which could be material to future results.